ASSET PURCHASE AGREEMENT


                      DATED APRIL 18, 1994


                             BETWEEN

            JUSTRITE MANUFACTURING COMPANY, AS SELLER

                               AND

            FEDERAL SIGNAL CORPORATION, AS PURCHASER






                        TABLE OF CONTENTS



ARTICLE I   Purchase and Sale of Assets
     1.1    Agreement to Purchase and Sell
     1.2    Description of Purchased Assets
     1.3    Excluded Assets

ARTICLE II  Assumption of Liabilities
     2.1    Agreement to Assume
     2.2    Description of Assumed Liabilities
     2.3    Excluded Liabilities

ARTICLE III Purchase Price, Assumption of Liabilities,
            Manner of Payment and Closing
     3.1    Purchase Price and Assumption of Liabilities
     3.2    Manner of Payment
     3.3    Time and Place of Closing

ARTICLE IV  Representations and Warranties
     4.1    General Statement
     4.2    Purchaser's Representations and Warranties
     4.3    Seller's Representations and Warranties
     4.4    Limitation on Warranties
     4.5    Definition of Knowledge

ARTICLE V   Conduct Prior to the Closing
     5.1    General
     5.2    Seller's Obligations
     5.3    Purchaser's Obligations
     5.4    Joint Obligations

ARTICLE VI  Conditions to Closing
     6.1    Conditions to Seller's Obligations
     6.2    Conditions to Purchaser's Obligations

ARTICLE VII Closing
     7.1    Form of Documents
     7.2    Purchaser's Deliveries
     7.3    Seller's Deliveries

ARTICLE VIIIPost-Closing Agreements
     8.1    Post-Closing Agreements
     8.2    Certain Administration Matters
     8.3    Use of Trademarks
     8.4    Payments of Accounts Receivable
     8.5    Third Party Claims
     8.6    Certain Insurance Matters
     8.7    Non-Assignment
     8.8    Further Assurances

ARTICLE IX  Employees and Employee Benefit Plans
     9.1    Employment of Seller's Employees
     9.2    Pension and Welfare Benefits; Bonus
            Arrangements; Workers' Compensation
     9.3    Clarification and Amplification of Certain
            Matters

ARTICLE X   Indemnification
     10.1   General
     10.2   Certain Definitions
     10.3   Indemnification Obligations of Seller
     10.4   Limitation on Seller's Indemnification
            Obligations
     10.5   Purchaser's Indemnification Covenants
     10.6   Cooperation
     10.7   Third Party Claims
     10.8   Environmental Indemnities
     10.9   Indemnification Exclusive Remedy

ARTICLE XI  Effect of Termination/Proceeding
     11.1   General
     11.2   Right to Terminate
     11.3   Certain Effects of Termination
     11.4   Remedies
     11.5   Right to Damages

ARTICLE XII Miscellaneous
     12.1   Limitation of Seller's Best Efforts
     12.2   Publicity
     12.3   Notices
     12.4   Expenses
     12.5   Entire Agreement
     12.6   Non-Waiver
     12.7   Counterparts
     12.8   Severability
     12.9   Applicable Law
     12.10  Binding Effect; Benefit
     12.11  Assignability
     12.12  Amendments
     12.13  Headings
     12.14  Governmental Reporting
     12.15  Waiver of Trial by Jury
     12.16  Consent to Jurisdiction
     12.17  Definitions



Exhibits and Schedules*

     Exhibit A Material Consents
     Exhibit B Form of Opinion of Kim Wehrenberg
     Exhibit C Form of Opinion of Altheimer & Gray
     Exhibit D Form of Covenant Not to Compete
     Exhibit E Form of Guarantee
     Exhibit F Dolly Waxstein Letter
     Exhibit G Rackley and Shead Letters

* The exhibits and schedules listed above were omitted from this 8-K filing as they do not, in the opinion of the Registrant and pursuant to Item 601 of Regulation S-K, contain information which is material to an investment decision. A copy of any omitted exhibit or schedule will be furnished to the Commission upon request.




                    ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made this April 18, 1994, between JUSTRITE
MANUFACTURING COMPANY, an Illinois corporation ("Seller"), and
FEDERAL SIGNAL CORPORATION, a Delaware corporation ("Purchaser").


                         R E C I T A L S

     A. Seller manufactures and supplies equipment and products for handling and storing flammable and other hazardous materials. The Seller's business of manufacturing, selling and distributing such equipment and products is herein referred to as the "Business".
     B. Seller desires to sell to Purchaser substantially all of Seller's assets, and Purchaser desires to purchase said assets, all on the terms and subject to the conditions contained in this Agreement.

                       A G R E E M E N T S
     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
                            ARTICLE I
                   Purchase and Sale of Assets
     1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the assets, properties and rights as of the Closing Date (as herein defined), wherever situated or located, of Seller other than the Excluded Assets (as defined in Section 1.3). All of said assets, properties and rights (other than the Excluded Assets) are collectively referred to in this Agreement as the "Purchased Assets".
     1.2 Description of Purchased Assets. The Purchased Assets shall include without limitation, the following assets owned by Seller except, without limiting the generality of the foregoing, to the extent that any of the following constitute Excluded Assets and, where applicable, expressly subject to Section 8.7:
          (a) all inventory (including, without limitation, raw materials, work in process, finished goods, service parts and supplies), and also including, without limitation, supplies and parts which have historically been expensed or have not been valued on Seller's books and records (collectively, the "Inventory");

          (b) all furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property (other than the Inventory), including, without limitation, any of the foregoing which has been fully depreciated (collectively, the "Equipment");

          (c) all leasehold interests and leasehold improvements created by all leases, including without limitation capitalized leases, of personal property under which Seller is a lessee or lessor and Seller's entire leasehold interest as lessee of (i) that certain real property commonly known as 2454 Dempster Street, Des Plaines, Illinois 60016 (the "Des Plaines Office"), (ii) that certain real property commonly known as West Route 121, Mattoon, Illinois 61938 (the "Mattoon Plant") and (iii) that certain real property commonly known as 855 N. 5th Street, Charleston, Illinois 61920 (the "Charleston Plant");

          (d) certain real property located in Charleston, Illinois (the "Real Estate"), a legal description of which is attached to the Disclosure Schedule, and all appurtenances, easements and other rights, buildings and other improvements located thereon;

          (e) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper (collectively, the "Accounts Receivable");

          (f) all deposits and rights with respect to such deposits;

          (g) all contracts (including, without limitation, the Labor-Management Agreement between Seller and the United Steelworkers of America, AFL-CLC, dated November 16, 1991 (the "Collective Bargaining Agreement")), claims and rights (and benefits arising therefrom) with or against all persons whomsoever, including, without limitation, all rights against suppliers under warranties covering any of the Inventory or Equipment and all Permits (as herein defined) and Environmental Permits (as herein defined) (provided that no Permit or Environmental Permit shall be a Purchased Asset hereunder to the extent it is not legally transferable);

          (h) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids;

          (i) all intellectual property rights, including, without limitation, patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, copyrights and applications therefor, trademarks and applications therefor, service marks and applications therefor, trade names and applications therefor, trade dress, and names and slogans used by Seller (including, the names "Justrite" and "Haz-Stor"), and all goodwill associated with such intellectual property rights;

          (j) all dealer agreements, distribution agreements, sales representative agreements, service agreements, supply agreements and franchise agreements;

          (k)  all customer lists and customer records;

          (l) all books and records, including, without limitation, blueprints, drawings and other technical papers, payroll, employee benefit, accounts receivable and payable, inventory, maintenance, and asset history records, ledgers, and books of original entry, and Occupational Safety and Health Administration and Environmental Protection Agency files;

          (m) all insurance policies that constitute employee welfare benefit plans under Section 3(1) of ERISA (as herein defined);

          (n)  all rights in connection with prepaid expenses;

          (o) all letters of credit issued to Seller as beneficiary;

          (p) all computer software agreements (including licenses and leases) and all technical service agreements and all computer software, including all documentation and source codes with respect to such software (provided that none of the foregoing in this paragraph shall be a Purchased Asset to the extent it is not legally transferable);

          (q) all sales and promotional materials, catalogues and advertising literature;

          (r)  all telephone numbers; and

          (s) all lock boxes to which Seller's account debtors remit payment.

     1.3  Excluded Assets.   The Excluded Assets shall consist of
the following items:
          (a)  all cash on hand and in banks, cash equivalents
     (exclusive of letters of credit issued to Seller as beneficiary), investments and marketable securities;

          (b) Seller's bank accounts (other than the lock boxes referred to in Section 1-2(s)), checkbooks and cancelled checks;

          (c) that certain Management Agreement between Northbrook Management Corporation and Seller (the "NMC
     Contract");

          (d) rights in and to claims (including, without limitation, for indemnification) and litigation (and in each case benefits to the extent they arise therefrom) that relate to Excluded Liabilities (as herein defined) or relate to, or are made under or pursuant to, other Excluded Assets;

          (e) insurance policies of Seller, all coverages and proceeds thereunder and rights in connection therewith (except for insurance policies that constitute employee welfare benefit plans under Section 3(1) of ERISA) and all records with respect thereto (it being understood and agreed that, without implication that the contrary would otherwise be true and without limiting the generality of anything elsewhere herein contained, liabilities for retrospective premium adjustments and other like adjustments in connection with the foregoing policies, contracts, arrangements and/or rights shall be Assumed Liabilities);

          (f) rights arising from prepaid expenses, if any, with respect to Excluded Liabilities or other Excluded Assets hereunder;

          (g) rights arising from any refunds due with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets and refunds due from federal, state and/or local taxing authorities with respect to taxes on or measured by income heretofore paid by Seller;

          (h) deposits of the Seller with, and refunds from, the Internal Revenue Service relating to taxes that are Excluded Liabilities including, without limitation, tax deposits, prepayments and estimated payments; deposits made pursuant to, and refunds under, Section 444 and/or 7519 of the Internal Revenue Code of 1986, as amended (the "Code"); and all rights to and in such deposits and refunds and all interest upon such deposits and refunds;

          (i) Permits and Environmental Permits and agreements and software under Section 1.2(p) in each case which are not legally transferable; provided that such exclusion, without implication that the contrary would otherwise be true, shall not be deemed or construed as limiting the generality of anything elsewhere herein contained, including, without limitation, the liabilities and obligations assumed pursuant to Article II below, including, further without limitation, any cancellation fee or other penalty (each of which shall be an Assumed Liability) with respect to such agreements and software under Section 1.2(p);

          (j) Seller's rights under this Agreement and Seller's corporate charter, minute and stock record books, and corporate seal and tax returns;

          (k)  Seller's 1992 Mitsubishi Model 3000 GT VR4 Coupe;

          (l) all of the furniture located in John W. Ozag's office in the southeast corner of the Des Plaines Office;
     and

          (m) rights under (i) that certain contract dated April 1, 1994 among the Company, the Mayline Company, Dynacircuits Manufacturing Company and Advance Transportation Co., (ii) that certain contract dated April 1, 1994 among the Company, the Mayline Company, Dynacircuits Manufacturing Company and Viking Freight System or (iii) any other contract identified to Purchaser in writing by Seller prior to the Closing and to which Seller and one or more of its Affiliates are jointly parties (or pursuant to which goods and/or services are provided to Seller and one or more of its Affiliates).


                           ARTICLE II
                    Assumption of Liabilities
     2.1 Agreement to Assume. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, the liabilities and obligations of, or asserted against, Seller described in Section 2.2 (the "Assumed Liabilities"). All liabilities and obligations of Seller enumerated in Section 2.3 are collectively referred to herein as "Excluded Liabilities." Seller shall remain liable for the Excluded Liabilities.
     2.2 Description of Assumed Liabilities. The Assumed Liabilities shall consist of all liabilities and obligations (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise, whether now existing or hereafter arising and including, without limitation, any liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state or local law, regulation or ordinance, or any similar rules of law embodied in the common law) of, or asserted against, Seller other than the Excluded Liabilities.
     2.3 Excluded Liabilities. The following liabilities and obligations of Seller shall constitute Excluded Liabilities:
          (a) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other like expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser;

          (b) any liabilities of Seller (federal, state, local and/or foreign) for (i) taxes on or measured by the income of Seller (including taxes on or measured by income arising by virtue of the sale of the Purchased Assets to Purchaser) and (ii) franchise taxes (it being understood and agreed that, without limiting the generality of any provision elsewhere herein contained, all other liabilities with respect to taxes (including, without limitation, (i) income and FICA taxes of employees of Seller which Seller is legally obligated to withhold, (ii) employer FICA and unemployment taxes, (iii) windfall profits, customs, duties and other like taxes and fees, (iv) retailers' occupation, sale and use taxes, (v) taxes on real property, and (vi) sales, use and transfer taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement) shall be Assumed Liabilities);

          (c) any liabilities of Seller for periods or portions thereof after the Closing under the NMC Contract;

          (d) any liabilities of Seller under (i) that certain Justrite Manufacturing Company Deferred Compensation/ Phantom Stock Plan, (ii) those certain memoranda dated November 22, 1993, February 16, 1994 and February 16, 1994 from Seller to Allyn C. Buric, James O. Rackley and Garry J. McGovern, respectively, or (iii) the bonus portion of that certain memorandum dated November 22, 1993 from Seller to Kenneth L. Shead, and in each case, any liabilities for taxes which Seller is legally obligated to withhold or pay with respect to payment by Seller under such Plan or memoranda;

          (e) subject to Section 8.6(c) hereof, any liability, loss, cost or expense of Seller for injury to, or death of, any third person or damage to, or destruction or loss of use of, property of any third person, in each case, occurring prior to the Closing (including, without limitation, arising from any product, designed, manufactured, marketed, supplied, sold or installed by Seller), but only to the extent Seller is actually indemnified and held harmless therefrom (and, to the extent applicable, receives reimbursement therefor) by Seller's insurance coverage with respect thereto (provided that this paragraph shall not be construed as applying to claims for workers' compensation benefits regardless of any death, disability, injury or condition and regardless of when incurred or sustained); and

          (f) subject to the provisions of Section 9.2(c) hereof, any liability of Seller with respect to claims of employees for workers' compensation benefits with respect to injury, death or disease occurring prior to the Closing Date and covered by, and during the policy period of, Seller's Workers' Compensation Policies (as herein defined) with respect to any such employees (it being understood that (i) that the inclusion of this paragraph (f) shall in no way limit Purchaser's indemnification obligation pursuant to
     Section 9.2(c) hereof; and (ii) any liability of Seller with respect to claims of employees for workers' compensation benefits which are not Excluded Liabilities in accordance with the foregoing shall be Assumed Liabilities).

                           ARTICLE III
           Purchase Price, Assumption of Liabilities,
                  Manner of Payment and Closing

     3.1 Purchase Price and Assumption of Liabilities. The purchase price (the "Purchase Price") of the Purchased Assets shall be equal to $45,000,000.00. In addition to the payment of the Purchase Price, Purchaser shall assume the Assumed Liabilities as of the Closing Date.
     3.2 Manner of Payment. At the Closing, Purchaser shall assume the Assumed Liabilities, and pay the Purchase Price to Seller, by wire transfer of immediately available funds to Seller. Said wire-transfer shall be made to such bank accounts as Seller shall specify by written notice to Purchaser delivered before the Closing Date.
     3.3 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois, 60606 on May 16, 1994 or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article VI shall not be satisfied or waived, subject, however, to the provisions of Section 11.2. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date".

                           ARTICLE IV
                 Representations and Warranties
     4.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article IV. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Purchaser concurrently herewith and identified by the parties as the "Disclosure Schedule". Any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all schedules to which such disclosure may be applicable.
     4.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:
          (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of its state of incorporation.

          (b) Purchaser has full corporate power and authority (and has been duly authorized by appropriate corporate action) to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser. The Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (c) Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents.

          (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

          (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default, or an event of acceleration or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

          (f) Neither Purchaser, nor any of its Affiliates has dealt with any person or entity other than Lazard Freres & Co. who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls another person or entity, which another person or entity controls, or which is under common control with another person or entity. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

          (g) Purchaser has no present plans or intention to carry out, after the Closing, any plant closing or mass layoff which would violate the federal Worker Adjustment and Retraining Notification Act at any facility of the Business (assuming for purposes of this paragraph that no notice would be given in connection with any such closing or layoff).

          (h) After giving effect to the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, Purchaser's assets will exceed its liabilities and Purchaser will have the financial resources and ability to pay and discharge its obligations as they become due.

          (i) The representations and warranties of Purchaser in this Agreement do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein not misleading.

     4.3 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:
          CORPORATE
          (a) Seller is a corporation duly organized, existing and in good standing, under the laws of its state of incorporation. Seller has all necessary corporate power and authority to conduct its business as its business is now being conducted.

          (b) Seller has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the Business as in existence on the date hereof.

          (c) Seller has full corporate power and authority (and has been duly authorized by appropriate corporate action) to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (d) Except for filings under the Hart-Scott-Rodino Act, no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and Seller's Ancillary Documents.

          (e) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transactions herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

          FINANCIAL

          (f) Copies of the balance sheets, statements of income and retained earnings, statements of cash flows, and notes to financial statements of Seller, all as of and for the years ended June 30, 1993 and June 30, 1992, respectively, as audited by Coopers & Lybrand are contained in the Disclosure Schedule. All such financial statements are referred to herein collectively as the "Financial Statements". The Financial Statements present fairly, in all material respects, the financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the respective periods covered by said statements in accordance with generally accepted accounting principles ("GAAP"), consistently applied, except as disclosed therein.

          (g) Copies of the unaudited balance sheet, statement of income and statement of cash flows of Seller as of and for the nine-month period ended March 25, 1994 are contained in the Disclosure Schedule. Such financial statements are herein referred to as the "Interim Financial Statements". The Interim Financial Statements present fairly, in all material respects, the financial position of Seller as of the date thereof and the results of operations of Seller for the period covered by said statements in accordance with Seller's past practice in the preparation of interim financial statements, except as disclosed therein.

          (h) Since March 25, 1994, Seller has not incurred any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) except (x) liabilities incurred in the ordinary course of business and (y) liabilities incurred in connection with or as a result of this Agreement and the transactions contemplated hereby.

          (i) Seller has good title to, and the corporate power to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances and security interests, except for the following liens (the "Permitted Liens"): (i) statutory liens for taxes not yet due, (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Purchased Assets. The foregoing representation and warranty shall not apply to the Real Estate or the Leased Premises.

          (j) Seller has properly paid and timely distributed or filed, as the case may be, all tax returns, declarations, reports, statements, and other documents which have heretofore been required to be distributed or filed, as the case may be, by Seller pertaining to taxes which constitute Assumed Liabilities ("Assumed Taxes"), in each case where the failure to so prepare and distribute or file, as the case may be, any such return, declaration, report, statement or document would have a Material Adverse Effect whether prior to or subsequent to the Closing, and Seller has paid all taxes reflected thereon, in each case where the failure to pay such amounts would have a Material Adverse Effect, whether prior or subsequent to the Closing.

          CONDUCT OF BUSINESS

          (k)  Since June 30, 1993, Seller has not:

                 (i) sold or transferred any material portion of its assets or property, except for (A) sales of Inventory in the usual and ordinary course of business, and (B) payments, transfers and distributions of cash;

                (ii)     suffered any material loss, or any
          material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

               (iii)     made or suffered any change in the
          conduct or nature of the Business which would have a Material Adverse Effect (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry of Seller into this Agreement or its consummation of the transactions contemplated hereby or by any change affecting the Business' industry generally);

                (iv)     paid payables, collected receivables or
          waived any material rights, in each case other than in the ordinary course of business;

                 (v) made (or committed to make) any capital expenditure in an amount which exceeds $50,000 which capital expenditure was not included in Seller's existing capital plan (a copy of which is included on Schedule 4.3(k));

                (vi) without limitation by the enumeration of any of the foregoing, entered into any material transactions other than in the usual and ordinary course of business; the foregoing representation and warranty shall not be deemed to be breached by (A) virtue of the entry by Seller into this Agreement, (B) Seller's consummation of the transactions contemplated hereby, or (C) the payment of any liabilities or the transfer or distribution of any cash.

          CONTRACTS

          (l) Seller is not a party to, or bound by, or the issuer, beneficiary or recipient of, any material undischarged written:

                 (i)     contract for the employment for any
          period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee;

                (ii)     consulting agreement;

               (iii)     collective bargaining agreement;

                (iv) contract or agreement restricting in any manner the right to compete with any other person or entity, restricting the right to sell to or purchase from any other person or to employ any person, or restricting the right of any other person or entity to compete with the Seller or employ any of Seller's employees;

                 (v) contract with any Affiliate with respect to the purchase or sale of goods or the rendering or receipt of services;

                (vi)     contract of agency, representation,
          dealership, distribution, or franchise which cannot be cancelled by Seller without payment or penalty upon notice of ninety (90) days or less;

               (vii)     service contract affecting any of the
          Purchased Assets where the annual service charge is in excess of $50,000 and has an unexpired term as of the Closing Date in excess of one year;

              (viii) guaranty, performance, bid or completion bond, or surety agreement;

                (ix) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles where the lease or sublease provides for an annual rent in excess of $50,000 and has an unexpired term as of the Closing Date in excess of one year;

                 (x)     contract or arrangements with, or
          relating to the provision of goods or services to, any governmental agency or instrumentality where the amount involved exceeds $50,000, including, without limitation, any such contract which imposes or was awarded under size-limitations on the entities entitled to enter into such contracts or provide such goods or services;

                (xi)     any other contract included in the
          Purchased Assets which provides for the receipt or expenditure by Purchaser after the Closing of more than $50,000, except sales and purchase orders accepted or issued by Seller in the ordinary course of business.

     All contracts, leases, subleases and other instruments referred to in this paragraph 4.3(l) are binding upon Seller and, to Seller's knowledge, the other party thereto. No material default by Seller has occurred thereunder and, to Seller's knowledge, no material default by the other contracting parties has occurred thereunder, which default would have a Material Adverse Effect.

          (m) With the exception of provisions in contracts, leases, licenses and other instruments which prohibit the assignment of Seller's rights thereunder without the consent of the other party thereto, Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration or grounds for termination (which default acceleration or termination would have a Material Adverse Effect), or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

          (n)  Seller possesses all licenses, permits,
     registrations and governmental approvals ("Permits") which are required in order for the Seller to conduct the Business as presently conducted and which if not possessed would have a Material Adverse Effect. It is understood and agreed that the foregoing definition and the foregoing representation and warranty do not apply to Environmental Permits or environmental matters which are the subject of Section 4.3(s) hereof.

          EMPLOYEES

          (o)  With respect to employees of Seller:

                 (i)     Seller maintains, administers or
          contributes to only those employee pension benefit plans intended to qualify under Section 401(a) of the Code which are described in the Disclosure Schedule;

                (ii)     Seller maintains, administers or
          contributes to only those employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Security Act of 1974, as amended ("ERISA")) which are described in the Disclosure Schedule (the "Welfare Plans");

               (iii) neither Seller nor any affiliate of Seller as determined under Section 414(b), (c) or (m) of the Code ("ERISA Affiliate") maintains, administers or contributes to any employee pension benefit plan subject to Title IV of ERISA nor has Seller or any ERISA Affiliate incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA; and neither Seller nor any ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in
          Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
          Section 4207 or 4208 of ERISA);

                (iv)     there are no pending or, to Seller's
          knowledge, threatened material unfair labor practice charges or employee grievance charges against Seller;
          and

                 (v) the Disclosure Schedule contains a list of all employees of Seller as of March 31, 1994 whose annual base salaries exceed $50,000 and said list correctly reflects their base salaries, bonuses, dates of employment and positions.

          LITIGATION AND CLAIMS

          (p) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's knowledge, overtly threatened, against Seller or its Affiliates affecting the Business or the consummation of the transactions contemplated hereby, or the use of the Purchased Assets (whether used by Purchaser after the Closing or by Seller prior thereto), which has a reasonable probability of being decided adversely to Seller and which, if decided adversely to Seller, would have a Material Adverse Effect.

          (q) Seller is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) the enforcement of which or compliance with which would have a Material Adverse Effect.

          (r) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 4.3(s) hereof), Seller is not in violation of, or delinquent in respect to, any material decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which the properties, assets, personnel, business activities of Seller are subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, which violation or delinquency would have a Material Adverse Effect.

          ENVIRONMENTAL MATTERS

          (s) To Seller's knowledge: (i) Seller is in compliance with applicable Environmental Laws (as herein defined) and Environmental Permits (as herein defined) except to the extent that the failure to so comply would not have a Material Adverse Effect; and (ii) Seller possesses all Environmental Permits which are required for the operation of the Business except to the extent that the failure to possess such Environmental Permits would not have a Material Adverse Effect. For the purposes of this
     Agreement: "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules and regulations and which are in existence on the date hereof, and all final court orders and decrees and arbitration awards which are in existence on the date hereof, which pertain to environmental matters or contamination of any type whatsoever and which are applicable to the Business, the Mattoon Plant, the Charleston Plant or the Real Estate; "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

          REAL ESTATE AND LEASED PREMISES

          (t) Seller has full corporate power and authority to sell the Real Estate. The Real Estate is legally described in the Disclosure Schedule. Seller holds fee simple title to the Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements of record. The Real Estate is not subject to any leases or tenancies. The Leased Premises are leased to Seller pursuant to written leases, true and correct copies of which are attached to the Disclosure Schedule. Seller is not in default under any material term of any agreement relating to the Leased Premises nor to Seller's knowledge is any other party thereto in material default thereunder.

          (u) To Seller's knowledge, there are no condemnation proceedings pending or threatened with respect to any material portion of the Real Estate or the Leased Premises.

          INTELLECTUAL PROPERTY

          (v)  The Disclosure Schedule lists each material
     (i) trademark, service mark, slogan, trade name, trade dress and the like, including under the common law, (collectively, and together with the associated goodwill of each, "Trademarks"), together with information regarding each registration and pending application to register any such rights; (ii) proprietary formulation, manufacturing method, know-how and trade secret; (iii) patent on and pending application to patent any technology or design;
     (iv) registration of and application to register any copyright; and (v) license of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by Seller. The scheduled rights are referred to herein collectively as the "Intellectual Property."

          (w) Seller has no knowledge: (i) that any other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any name or mark which is identical or confusingly similar to any of the Trademarks;
     (ii) of any claim that any third party asserts ownership rights in any of the Intellectual Property; (iii) of any claim that Seller's use of any Intellectual Property infringes any right of any third party; and (iv) that any third party is infringing any of Seller's rights in any of the Intellectual Property.

          GENERAL

          (x) The Purchased Assets are adequate to conduct the Business as it is presently being conducted, and the Purchased Assets conveyed to Purchaser on the Closing Date will be adequate to enable Purchaser to continue to conduct the Business as it is presently being conducted.

          (y) The representations and warranties of Seller in this Agreement do not omit to state a material fact necessary in order to make such representations and warranties not misleading.

          (z) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transactions contemplated hereby or introducing the parties to each other.

    4.4 Limitation on Warranties. Except as expressly set forth in Section 4.3, Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, with respect to (i) any information furnished by Seller or its financial advisor, Lazard Freres & Co. or any of Seller's other representatives or agents, (ii) the physical condition or value of any of the Purchased Assets or (iii) the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. None of the representations and warranties in Section 4.3 (other than Section 4.3(s)) shall apply to any Environmental Permit, Environmental Law or any other environmental matter.
    4.5 Definition of Knowledge. For the purposes of this Agreement, the knowledge of Seller shall be deemed to be limited to the actual knowledge as of the Closing Date of Charles L. Barancik, John W. Ozag, Allyn C. Buric, Garry J. McGovern, James
O. Rackley and Kenneth L. Shead, without giving effect to imputed knowledge.

                            ARTICLE V
                  Conduct Prior to the Closing
     5.1 General. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article V.
     5.2 Seller's Obligations. The following are Seller's obligations:
          (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents and records of Seller and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request. All contacts of Purchaser with respect to the Business (including, without limitation, with employees, customers and suppliers), shall be coordinated through Seller's Treasurer, John W. Ozag, or such other officer of Seller designated by Seller in writing to Purchaser.

          (b) Seller shall use reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the consents to the assignment of, or at Purchaser's cost and expense, alternate arrangements reasonably satisfactory to Purchaser with respect to, those contracts, leases, or other instruments, which are enumerated in Exhibit A attached hereto (the "Material Consents").

          (c) Seller shall carry on the Business in the usual and ordinary course consistent with past practices, including, without limitation, with respect to the payment of payables and the collection of receivables; provided, however, that Seller, whether or not in the usual and ordinary course of business and whether or not consistent with past practice, shall have the right to pay or prepay any obligation (including, without limitation, any Excluded Liability) and to pay, transfer or distribute cash;

          (d) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not:

               (i)  incur or commit to incur any capital
          expenditure not set forth in the Disclosure Schedule in excess of $50,000;

               (ii) materially increase the compensation payable to any employee, except in the ordinary course of business consistent with past practice; or

               (iii) sell, transfer or otherwise dispose of any material asset or property, except for sales of Inventory in the usual and ordinary course of business and except for payments, transfers or distributions of cash; and

          (e) Seller shall reasonably assist and cooperate with Purchaser in the transfer of all Permits and Environmental
     Permits necessary for the operation of the Business by Purchaser.

          (f) Seller shall, if required by law, deliver a disclosure document as required by the Illinois Responsible Property Transfer Act (Ill.Rev.Stat. Ch. 30, 901 et seq., as amended (the "IRPTA") to Purchaser (and to any other party entitled by law to receipt thereof) within thirty (30) days following execution of this Agreement and Purchaser shall, and shall cause its lenders, if any, to, waive any requirement for an earlier delivery thereof.

     5.3 Purchaser's Obligations. The following are Purchaser's obligations:
          (a) Purchaser agrees that all information supplied to it and its agents by Sellers or its representatives in connection with the transactions contemplated hereby has been, and will hereafter be, supplied pursuant to that certain Confidentiality Agreement dated as of January 4, 1994 (accepted January 5, 1994) heretofore entered into between Purchaser and Seller (the "Confidentiality Agreement") and that, notwithstanding any provision of the Confidentiality Agreement to the contrary regarding the termination of such Confidentiality Agreement upon the execution of a definitive purchase agreement, Purchaser shall, and shall cause its Affiliates and Representatives (as defined in the Confidentiality Agreement) to, comply with all of the terms and conditions of the Confidentiality Agreement with respect to all such information from and after the date hereof until the consummation of the transactions contemplated hereby or, if this Agreement is terminated in accordance with its terms, five years from the date of such termination.

          (b) In the event that any Permit or Environmental Permit which is to be assigned to Purchaser is not assignable, and Purchaser needs such Permit or Environmental Permit in order to operate the Business, Purchaser shall use its best efforts and make every good faith attempt (and Seller shall reasonably cooperate with Purchaser) to obtain such Permit or Environmental Permit.

          (c) Purchaser shall (i) use its best efforts and make every good faith attempt to obtain for the benefit of Seller unconditional releases of Seller's obligations and liabilities, and substitute and replace itself for Seller, under each surety, performance, fidelity or similar bond and other similar obligation with respect to the Business (collectively, the "Bonds") or (ii) if unable to obtain the foregoing with respect to any Bond after the use of its best efforts and every good faith attempt, obtain a back-up bond or insurance over each such unreleased and/or unreplaced Bond, by issuers and in amounts reasonably satisfactory to Seller, in order to assure Seller that it will have no obligations or liabilities under the Bonds. Nothing herein contained shall relieve Purchaser of its liability hereunder to duly and fully perform all obligations for which the Bonds were given as security.

     5.4 Joint Obligations. The following shall apply with equal force to Seller and Purchaser:
          (a) Without implication that such laws apply to the transactions contemplated hereby, Seller and Purchaser shall not comply with the provisions of the Uniform Commercial Code of any states relating to bulk sales.

          (b) Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any material representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

          (c) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

          (d) The parties shall forthwith make all filings and perform all acts required by them respectively under the Hart-Scott-Rodino Act; and

          (e) Each party shall use its respective best efforts to take, or cause to be taken, all action and to do, or cause to done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.


                           ARTICLE VI
                     Conditions to Closing
     6.1 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article XI:
          (a) Each and every material representation and warranty made by Purchaser shall be true and correct in all material respects as if originally made on and as of the Closing Date.

          (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date
     (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed.

          (c) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby, which suit, proceeding or investigation would result in damages in excess of $1,000,000 or the restraint or prohibition of the transactions contemplated hereby, in each case in the reasonable opinion of Seller's counsel.

          (d) Purchaser shall have delivered to Seller the written opinion of Kim A. Wehrenberg, Esq. addressed to Seller, dated as of the Closing Date, in substantially the form of Exhibit B attached hereto.

          (e) The waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Act and the rules and regulations thereunder shall have expired or been earlier terminated.

          (f) Purchaser and Purchaser's lenders, if any, shall, if the IRPTA is applicable, have executed waivers of the requirement under the IRPTA, in the form required under the IRPTA, that the disclosure documents requirement thereunder be delivered not less than thirty (30) days prior to the Closing Date.

     6.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XI:
          (a) Each and every material representation and warranty made by Seller shall be true and correct in all material respects as if originally made on and as of the Closing Date, except for inaccuracies in any such representation and warranty which resulted from the ordinary course of business and do not have a Material Adverse Effect.

          (b) All material obligations of Seller to be performed hereunder through, and including on, the Closing Date
     (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed.

          (c) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby, which suit, proceeding or investigation would result in damages in excess of $1,000,000 or the restraint or prohibition of the transactions contemplated hereby, in each case in the reasonable opinion of Purchaser's counsel.

          (d) Seller shall have delivered to Purchaser the written opinion of Altheimer & Gray, counsel to Seller, addressed to Purchaser, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

          (e) The waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Act and the rules and regulations thereunder shall have expired or been earlier terminated.

          (f) Seller shall have delivered to Purchaser the Covenant Not to Compete and the Guarantee, in each case, dated as of the Closing Date, in substantially the form of Exhibit D and Exhibit E, respectively, attached hereto.


                           ARTICLE VII
                             Closing
     7.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.
     7.2 Purchaser's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 6.2, Purchaser shall execute and/or deliver to Seller all of the following:
          (a)  the Purchase Price;

          (b) a certified copy of Purchaser's Certificate of Incorporation and By-laws;

          (c) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing
     Date by the Secretary of State of Delaware;

          (d) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and Purchaser's Ancillary Documents on behalf of Purchaser;

          (e) a certified copy of resolutions of Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary
     Documents;

          (f) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that all of Purchaser's material representations and warranties to Seller are true and correct in all material respects as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

          (g) an assumption agreement, duly executed by Purchaser, under which Purchaser assumes the Assumed
     Liabilities;

          (h) a certificate of insurance, reflecting the coverages set forth in Section 8.6(a);

          (i) those documents required to be executed by Purchaser pursuant to Article IX hereof;

          (j) an assumption agreement, duly executed by Purchaser, under which Purchaser assumes those certain leases dated as of January 1, 1994 by and between Seller and
     (i) Charles L. Barancik and (ii) Mattoon Real Estate Partnership, copies of which are attached to Schedule 4.3(t) and which have respectively been assigned by the landlords thereunder to Charleston Building, L.L.C. and Mattoon Building, L.L.C.

          (k) such other documents from Purchaser, including, without limitation, the IRPTA waiver required pursuant to
     Section 5.2(f) as may reasonably be required in order to effectuate the transactions contemplated (i) hereby and
     (ii) by the Purchaser's Ancillary Documents.

     7.3 Seller's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 6.1, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:
          (a) certified copies of Seller's Certificate of Incorporation and By-laws;

          (b) a certificate of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Illinois;

          (c) an incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller;

          (d) a certified copy of resolutions of Seller's board of directors and stockholders, authorizing the execution, delivery and performance of this Agreement and Seller's
     Ancillary Documents;

          (e) a bill of sale, executed by Seller, conveying all of the Inventory and Equipment, free and clear of all liens, claims, encumbrances and security interests other than Permitted Liens and containing the warranties of title and limitations on warranties, each as set forth in this Agreement;

          (f) an assignment to Purchaser, executed by Seller, assigning to Purchaser all of the Purchased Assets (other than the Inventory, Equipment, and the Real Estate), along with the original instruments (if any) representing, evidencing or constituting such Purchased Assets (containing the warranties of title and limitations on warranties, each as set forth in this Agreement). To the extent necessary in the reasonable opinion of Purchaser's counsel, Seller shall also execute and deliver (in recordable form where required) separate assignments of any of such Purchased Assets, and where applicable, in the form reasonably required by the applicable governmental agencies, insurance companies, customers, lessors, and other parties with whom the assignments must be filed, but in each case containing only the warranties of title set forth in this Agreement and subject to the limitations on warranties as set forth in this Agreement;

          (g) a closing certificate duly executed by the President of Seller (or any other officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that all of Seller's material representations and warranties to Purchaser are true and correct in all material respects as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue (it being understood and agreed that it shall not be a breach of this paragraph for Seller to include a statement in any such certificate to the effect that any such representation and warranty is or may be inaccurate due to changes in the ordinary course of business, none of which inaccuracies, individually or in the aggregate, would have a Material Adverse Effect)), that all material covenants required by the terms hereof to be performed by Seller on or before the Closing Date, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller;

          (h) a quit claim deed with respect to the Real Estate owned by Seller, together with any necessary transfer declarations;

          (i) copies of all existing surveys of the Real Estate and the Leased Premises;

          (j) copies of the Material Consents which have been obtained;

          (k) certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser;

          (l) disclosure documents required by IRPTA, if applicable; and

          (m) such other documents as may reasonably required from Seller in order to effectuate the transactions contemplated (i) hereby and (ii) by the Seller's Ancillary
     Documents.


                          ARTICLE VIII
                     Post-Closing Agreements
     8.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VIII.
     8.2 Certain Administration Matters. Seller and Purchaser shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven
(7) year period after the Closing Date, or for such longer period of time as may be required to comply with the provisions of the next following paragraphs of this Section 8.2 or with respect to
Section 8.5 hereof, with respect to all transactions occurring prior to, and those transactions relating to, the Closing, the historical financial condition, assets, liabilities, results of operations and cash flows of Seller, the Purchased Assets or the Assumed Liabilities. In the case of records owned by Seller, such records shall be made available by Seller at a location in the Chicago metropolitan area, and in the case of records owned by Purchaser, such records shall be made available at Purchaser's offices for the Business in Des Plaines, Illinois. As used in this Section 8.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.
     In all cases where Purchaser, pursuant to the terms hereof, has assumed Seller's liability for the payment of taxes (including, without limitation, deposits) Purchaser shall (unless and to the extent otherwise requested by Seller) prepare and file (and to the extent applicable, distribute) all returns, reports and information statements, forms or similar documents (including, without limitation 1099s and W-2s) for distribution to third parties, with respect to such taxes and pay all amounts required to be paid pursuant thereto or in connection therewith, all in a timely and proper fashion and as may be necessary or appropriate to assure that Seller shall be in full and prompt compliance with law. Purchaser shall upon the request of Seller forthwith provide to Seller proof of its compliance with the foregoing. If requested by Seller, Purchaser, in lieu of the filing and/or distribution of any of the foregoing by it, shall prepare such returns, reports, information statements, forms or similar documents (including, without limitation, 1099s and W-2s) for filing and/or distribution by Seller and shall submit the same to Seller (along with all amounts required to be paid pursuant thereto or in connection therewith), all in proper fashion and sufficient time to permit Seller to comply with the applicable law for such payment, filing and/or distribution. Prior to filing (and distributing to the extent applicable) any of the foregoing returns, reports, information statements, forms or similar documents or submitting the same to Seller for filing and/or distribution by Seller, Purchaser shall provide Seller with a reasonable opportunity to review each of the foregoing to be so filed and/or distributed.
     In addition, and not in limitation of the foregoing, Purchaser shall give reasonable assistance to Seller, through Purchaser's employees and without cost to Seller, in order for Seller to record entries relating to the closing of Seller's books relating to the Business and in preparing and filing tax returns and other documents relating to the Business.
     8.3 Use of Trademarks. Seller shall cease to use and shall not license any third party to use any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks. Promptly following the Closing Seller shall change its name so that it does not include the name "Justrite" or "Haz-Stor".
     8.4 Payments of Accounts Receivable. In the event Seller shall receive any instrument of payment of any of the Accounts Receivable, Seller shall forthwith deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.
     8.5 Third Party Claims. Subject to, and without limiting the rights or obligations of the parties pursuant to, any other provision of this Agreement, the parties shall cooperate with each other with respect to claims, litigation and other proceedings made or commenced by third parties either subsequent to the Closing Date or with respect to matters that are Excluded Liabilities hereunder and, in connection therewith, shall make available, upon reasonable advance notice and without expense to the requesting party (other than for reasonable out-of-pocket travel and travel-related items, which shall be promptly reimbursed by the requesting party) personnel as are reasonably necessary in connection therewith (for reasonable periods of time and at such times as will not unreasonably disrupt such providing-party's business) for purposes of preparation, investigation, analysis, depositions, interrogations, testimony and other like matters. Without otherwise limiting the obligations set forth in this Section 8.5, nothing in this
Section 8.5 shall require a party entitled to indemnification under this Agreement with respect to a matter covered by this
Section 8.5 to reimburse any travel or travel-related items under this Section 8.5 with respect to such matter.
     8.6  Certain Insurance Matters.
          (a)  Purchaser shall for a period of not less than ten
(10) years from the Closing Date, name Seller (and such officers, directors, shareholders and other Affiliates of Seller as Seller shall designate in writing to Purchaser from time to time) as additional insureds under general liability and products liability insurance policies to be maintained by Purchaser with respect to the Business, which insurance policy or policies shall
(i) be in commercially reasonable form and be issued by an insurer or insurers reasonably acceptable to Seller, (ii) apply to products designed, manufactured, marketed, supplied, sold or installed by Seller, or events with respect thereto, whether occurring prior to, on, or after the Closing, (iii) be primary to and without right of contribution from any other insurance held or purchased or owned by Seller (except that with respect to any liability or obligation which is an Excluded Liability pursuant to Section 2.3(e), Seller's insurance with respect thereto shall be primary and without right of contribution and the insurance required by this Section 8.6(a) shall be secondary), (iv) provide limits in the amount of at least $25 million for each claim or occurrence and $25 million in the annual aggregate, and (v) provide, by endorsement, that Seller is entitled to receive at least thirty (30) days prior written notice of any intent to reduce policy limits, restrict coverage, cancel or otherwise alter or amend said policy in any manner that affects Seller. Without limiting any other rights of Seller or obligations of Purchaser hereunder, notwithstanding the requirements clause (ii) of this paragraph, Purchaser shall not be required to name Seller or any other person or entity as an additional insured with respect to events occurring prior to the Closing Date to the extent, but only to the extent, that Purchaser cannot obtain insurance with respect to such events occurring prior to the Closing Date. Without implication that the contrary would otherwise be true and not in limitation of any other obligations of Purchaser hereunder, including with respect to the discharge of the Assumed Liabilities, Purchaser shall indemnify and hold harmless Seller (and such officers, directors, shareholders and other Affiliates of Seller as Seller shall designate in writing to Purchaser from time to time) for all such events occurring prior to the Closing Date and with respect to which Seller and such persons and entities are not named as additional insured in reliance upon the next preceding sentence.
          (b) Proof of the insurance required pursuant to paragraph (a) next above, including a certificate or certificates of insurance, shall be submitted by Purchaser to Seller on the date which is ten business days prior to the Closing Date, and thereafter, during the period provided in subsection (a) next above, on or prior to the date which is ten business days prior to each policy expiration date. Purchaser shall deliver a copy of Purchaser's then prevailing policy or policies of insurance within thirty (30) days following the later of (i) the delivery of the certificate(s) of insurance and (ii) the receipt by Purchaser of a copy of such policy or policies.
          (c) In the event that any liability, loss, cost or expense which is an Excluded Liability pursuant to Section 2.3(e) is asserted (each such liability, loss, cost and expense being a "Potential Pre-Closing Third-Party Obligation"), then the party against whom such Potential Pre-Closing Third-Party Obligation is asserted shall give prompt written notice of such Potential Obligation to the other party hereunder (together with all information regarding such Potential Pre-Closing Third-Party Obligation reasonably available to the party against whom such Potential Pre-Closing Third-Party Obligation was asserted). Promptly following the assertion of such Potential Pre-Closing Third-Party Obligation against Seller or Seller's receipt of such notice (and other information) from Purchaser, Seller shall make a claim under its applicable insurance policy with respect to such Potential Pre-Closing Third-Party Obligation. The obligation under the immediately preceding sentence is Seller's sole obligation with respect to such Potential Pre-Closing Third-Party Obligation and, upon compliance therewith, Seller shall, for all purposes, be deemed to have complied with all of its obligations under this Agreement with respect to, and to have discharged, such Potential Pre-Closing Third-Party Obligation as an Excluded Liability under this Agreement (provided that Seller shall nonetheless reasonably cooperate with such insurance carrier and with Purchaser with respect to such Potential Pre-Closing Third-Party Obligation and Seller shall nonetheless have such additional obligations with respect to such Potential Pre-Closing Third-Party Obligation as are set forth in the remainder of this paragraph). Without limiting the generality of anything elsewhere herein contained, the parties understand and agree that if Seller's insurance carrier denies coverage with respect to such claim by Seller, then all liabilities, loss, cost and expense with respect to such Potential Pre-Closing Third-Party Obligation shall be Assumed Liabilities hereunder and that
Article X hereof, including, without limitation, Section 10.7 hereof, shall apply fully with respect to such Potential Pre-Closing Third-Party Obligation as an Assumed Liability. In such event, Seller shall, upon Purchaser's request in writing, take such reasonable action (or, if permissible under the applicable insurance policy, assign to Purchaser the right) to enforce such insurance coverage, provided that Purchaser and Seller reasonably concur that there is a reasonable probability of prevailing with respect to the enforcement thereof (taking into account all relevant circumstances including, without limitation, the nature of the claim underlying such Potential Pre-Closing Third-Party Obligation and the terms and conditions of the relevant insurance coverage.) Any recovery against such insurance carrier pursuant to such actions shall go first to cover Seller's cost and expense of such enforcement (which has not theretofore been reimbursed by Purchaser, second to reimburse Seller for any payments made in respect of such Potential Pre-Closing Third-Party Obligation (which have not theretofore been reimbursed by Purchaser), third to discharge any undischarged liability or obligation with respect to such Potential Pre-Closing Third-Party Obligation and fourth, and finally, to Purchaser to cover any liability, loss, cost or expense incurred by Purchaser with respect to such Potential Pre-Closing Third-Party Obligation. The parties recognize that even if Seller's insurance carrier accepts Seller's claim for coverage with respect to such Potential Pre-Closing Third-Party Obligations, Purchaser may nonetheless have liabilities and obligations with respect thereto as an Assumed Liability hereunder (for example, but not by way of limitation, if the insurance policy amounts are insufficient to fully cover such Potential Pre-Closing Third-Party Obligation or if such claim is accepted subject to a reservation of rights and coverage is ultimately denied in connection therewith). Accordingly, if Seller's insurance carrier accepts coverage with respect to a Potential Pre-Closing Third-Party Obligation, whether with or without a reservation of rights, then notwithstanding the fact that all or a portion of the liability, loss, cost and expense with respect thereto may in fact constitute an Assumed Liability hereunder, Purchaser shall have only such rights and shall have such obligations, if any, to defend, or participate in the defense of, such Potential Pre-Closing Third-Party Obligation as Seller has as imposed by, and subject to, the applicable insurance policy with respect to such Potential Pre-Closing Third-Party Obligation, any such defense or participation therein by Purchaser being further subject to the rights and the obligations under Section 10.7 hereof with respect to a Third-Party Claim (as herein defined) for which Seller is entitled to indemnification hereunder. Notwithstanding anything to the contrary contained in this Agreement and not in limitation of the foregoing provisions of this paragraph, except as expressly set forth in the foregoing provisions of this paragraph, Seller shall have no obligation or liability of any kind or nature whatsoever with respect to such Potential Pre-Closing Third-Party Obligation (including, without limitation, to indemnify Purchaser with respect thereto (whether pursuant to Article X hereof or otherwise), to defend Purchaser from and against such Potential Pre-Closing Third-Party Obligation or to take any action to have any claims against Purchaser in connection therewith dismissed). All actions taken by Seller pursuant to this paragraph shall be at Purchaser's sole cost and expense (which cost and expense Purchaser shall advance to or reimburse Seller as Seller may from time to time request) and Purchaser hereby indemnifies Seller for all such actions. Nothing herein contained shall be deemed or construed to require Seller, and Seller shall not be required, to maintain or keep in effect for any period after the Closing any insurance coverage which it has in effect on the Closing Date.
     8.7 Non-Assignment. Notwithstanding any provision to the contrary contained herein (but not in limitation of Seller's obligations under Section 5.2(b)), Seller may, but shall not be obligated to, assign to Purchaser any contract, purchase order, sales order, lease or other instrument which is a Purchased Asset but which restricts or prohibits the transfer or assignment thereof or which provides that it may not be transferred or assigned without the consent of another person and for which the appropriate consent to the transfer and assignment thereof is not obtained, but in any such event, Seller shall, to the extent, and only if, reasonably necessary in order to provide the benefits thereof to Purchaser and at Purchaser's cost and with full and complete indemnification by Purchaser, cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser. Without limiting the generality of any provision elsewhere herein contained, the non-assignability and non-transferability of, and the failure of Seller to assign and transfer, any of the foregoing (or the assignment and transfer by Seller thereof, despite the prohibition or restriction thereof or the failure to obtain the appropriate consent or fulfill the conditions thereto) shall not alter or in any manner affect its status as a Purchased Asset and/or an Assumed Liability hereunder or relieve Purchaser of its obligations or liabilities with respect thereto or in connection therewith. It is the intention, understanding and agreement of the parties that the "seconding" arrangements contemplated by this Section 8.7 shall only be utilized when there is no reasonable alternative to such arrangement for Purchaser, even if Seller fails to assign any such contract, purchase order, sales order, lease or other instrument. In the event that any contracts to which Seller and one or more of its Affiliates are jointly parties (or pursuant to which goods and/or services are provided to Seller and one or more of its Affiliates) are assigned or transferred pursuant to this Agreement, then from and after the Closing Purchaser shall, if an to the extent requested by Seller, take such action as is necessary to, and cooperate with Seller in its efforts to, remove Seller as a party to such contract. It is expressly agreed that Seller's only obligation with respect to any contract with any governmental agency or instrumentality shall be to reasonably cooperate with Purchaser in obtaining any consents or novations necessary to effect the transfer of such contract to Purchaser. Nothing contained in any transfer document required to be executed by Seller in connection with the transfer of any such governmental contract shall alter or in any manner affect the status of such contract as a Purchased Asset and/or an Assumed Liability hereunder or relieve Purchaser of its obligations or liabilities with respect thereto or in connection therewith, including, without limitation, pursuant to Article X hereof.
     8.8 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.
                           ARTICLE IX
              Employees and Employee Benefit Plans
     9.1 Employment of Seller's Employees. Except for voluntary resignations and deaths, Purchaser shall continue to employ each employee employed by Seller on the Closing Date until at least the sixty-first day after the Closing Date, but may at any time terminate any such employee for cause or in connection with normal seasonal layoffs. Each such employee shall be so employed in positions, at compensation, with benefits and upon terms and conditions which are each separately no less favorable to the employee than the position, compensation, benefits and terms and conditions in effect on the date hereof (excluding, however, arrangements which constitute Excluded Liabilities pursuant to
Section 2.3(d)). Each such person who is employed by Purchaser is hereinafter referred to individually as an "Employee" and collectively as the "Employees". Purchaser hereby assumes and shall be responsible for, and Seller shall have no liability with respect to, any and all claims with respect to any employee employed by Seller arising out of either (i) the termination of employment of such employee, or (ii) any action by Purchaser on or after the Closing Date. Purchaser hereby assumes and shall be responsible for, and Seller shall have no liability with respect to, any and all obligations and claims with respect to the Collective Bargaining Agreement and Purchaser shall assume the Collective Bargaining Agreement. Purchaser shall cooperate with Seller in any bargaining required under law with respect to the effects of the transactions contemplated hereby.
    9.2 Pension and Welfare Benefits; Bonus Arrangements; Workers' Compensation. (a) From and after the Closing Date, Purchaser shall be liable for all claims and liabilities under Welfare Plans, including, without limitation, each and every claim and liability not discharged by Seller prior to the Closing Date (regardless of when such claim or liability arises (or arose) or is (or was) asserted). From and after the Closing Date, Purchaser shall, at no expense to Seller, provide the benefits, if any, required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA for any person who is or becomes entitled to such continuation from Seller or in connection with
any Welfare Plan at any time.   Purchaser shall cover all
Employees with group medical benefits for which all waiting periods and pre-existing conditions are waived. In addition, from and after the Closing Date Purchaser shall pay the sum of $450.00 per month to Ms. Dolly Waxstein for the remainder of her life. Accordingly, at the Closing Purchaser shall execute the letter agreement attached hereto as Exhibit F and providing for such monthly pension payments.
          (b) At the Closing, Purchaser shall expressly assume the obligations of Seller pursuant to that certain memorandum dated November 22, 1993 from Seller to James O. Rackley and shall expressly assume the obligations of Seller pursuant to the salary continuation portion of that certain memorandum dated November 22, 1993 to Kenneth L. Shead and, in each case, shall confirm in writing the assumption thereof to each of the foregoing individuals, such assumption and confirmations to be in the form of Exhibit G attached hereto.
          (c) Without limiting Purchaser's obligations under any other provision of this Agreement, including, without limitation,
Article X, Purchaser shall indemnify and hold Seller harmless from and against any and all liability, cost and expense that Seller incurs with respect to (and promptly reimburse Seller for any and all amounts paid by it (or on its behalf pursuant to letters of credit, which letters of credit shall not be transferred in the transaction contemplated by this Agreement, provided by Seller) in connection with) any workers' compensation claims which constitute Excluded Liabilities pursuant to Section 2.3(f) and/or the administration thereof, including, without limitation, all payments made by Seller under Seller's workers' compensation plans and arrangements and its insurance policies funding such workers' compensation plans and arrangements ("Seller's Workers' Compensation Policies"), including, without limitation, for retrospective and other like premium adjustments under such Policies and payments made under letters of credit issued in connection with such Policies or amounts owed under such Policies. Purchaser shall make available to Seller, without cost or expense to Seller, James O. Rackley, for so long as James
O. Rackley is employed by Purchaser or any of its Affiliates, at such times and for such periods as Seller requests in connection with the administration (and training of employees of Seller for the administration) of claims made under Seller's Workers' Compensation Policies until such time as all claims (including, without limitation with respect to Seller's Affiliates) with respect to occurrences prior to the Closing are discharged under such Policies.
     9.3  Clarification and Amplification of Certain Matters.
For purposes of clarification and amplification, it is expressly understood and agreed that nothing contained in this Article IX shall limit the generality of anything elsewhere herein contained or shall imply, or be deemed to mean, that any obligation or liability imposed upon Purchaser pursuant to this Article IX would otherwise not be an obligation or liability of Purchaser under this Agreement.
                            ARTICLE X
                         Indemnification
     10.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article X.
     10.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:
          (a) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses;

          (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article X;

          (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article X to another party hereto;

          (d) "Third Party Claim" shall mean any claim, action, suit, proceeding, investigation or like matter asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

     10.3 Indemnification Obligations of Seller. Subject to the provisions of Sections 10.4 and 10.8, Seller shall indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:
          (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

          (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X); and

          (c)  the failure to discharge when due any Excluded
     Liability (without implication that the contrary would otherwise be true, expressly subject to and limited by
     Section 8.6(c)).

     10.4 Limitation on Seller's Indemnification Obligations. Seller's obligations pursuant to the provisions of Section 10.3 are subject to the following limitations:
          (a) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3(a) until the total amount which Purchaser would recover under Section 10.3(a), but for this
     Section 10.4(a), exceeds 5% of the Purchase Price, and then only for the excess over 5% of the Purchase Price;

          (b) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3(a) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to the expiration of the eighteenth full calendar month next following the Closing Date;

          (c) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3(b) with respect to an obligation to perform a covenant or 10.3(c) with respect to the discharge of the Excluded Liabilities, if the matter upon which recovery is based also constitutes a breach of a representation and warranty; it being understood and agreed by the parties that the covenants of Seller (including the obligation of Seller to discharge the Excluded Liabilities) contained in this Agreement or any of Seller's Ancillary Documents, may not be used to circumvent the negotiated limitations and procedures with respect to the recovery by the Purchaser Indemnitees on account of the breach by Seller of any of its representations or warranties made in this Agreement or its Ancillary Documents (it being further understood and agreed that in such a case the Purchaser Indemnitees' sole remedy shall be to seek recovery for the breach of the representation and warranty pursuant to
     Section 10.3(a);

          (d) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3:

               (i) with respect to title to the Real Estate or the Leased Premises;

               (ii) WITH RESPECT TO CONSEQUENTIAL DAMAGES,
          INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL DAMAGES
          CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR
          WITH RESPECT TO PUNITIVE DAMAGES;

               (iii) with respect to a misrepresentation or breach of warranty or covenant by or of Seller which is contained herein if at or before the time of Closing Purchaser had knowledge of such misrepresentation or breach of warranty or covenant (as to which Purchaser shall be deemed to have waived all claims for recovery hereunder if Purchaser proceeds to close the transactions contemplated hereby);

               (iv)  with respect to a claim based upon or
          arising out of the nonassignability or
          nontransferability of any of the Purchased Assets or Assumed Liabilities including, without limitation, with respect to the assignment or transfer thereof by Seller (if Seller did in fact so assign or transfer such Purchased Asset or Assumed Liability) or the non-assignment or non-transfer thereof by Seller (if Seller did not assign such Purchased Asset or Assumed Liability) or the failure to obtain any consent, or satisfy conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the assignment or transfer of any of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser and further including, without limitation, (and also without limiting the generality of the foregoing or anything elsewhere herein contained) as a result or arising out of the entering into, or performance of, any cooperative efforts or arrangements pursuant to Section 8.7;

               (v) to the extent that aggregate claims for which they are entitled to recover under Section 10.3(a) (after taking into account the limitations in Section 10.4(a)) exceed 5% of the Purchase Price (except that, without limiting any other limitation contained in this Agreement with respect to either (x) Seller's indemnification obligations under this Agreement or (y) the rights of any Purchaser Indemnitee to recover under this Agreement, this Section 10.4(d)(v) shall not apply to limit recovery by a Purchaser Indemnitee for a breach by Seller of Section 5.2(c) of this Agreement);

               (vi) to the extent the subject matter of the claim is covered by insurance held by Purchaser; or

               (vii)  without limiting the generality of
          anything contained in the Article IX hereof, with respect to any claim by or liability to any employee employed by Seller arising as the result of the termination of such employee's employment with Purchaser or any action by Purchaser subsequent to the Closing Date;

          (e) the amount of any recovery by the Purchaser Indemnitees pursuant to Section 10.3 shall be net of any foreign, federal, state and/or local tax benefits inuring to the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover from Seller pursuant to Section 10.3.

          (f) it is expressly understood and agreed that, notwithstanding anything to the contrary herein contained, Damages shall not be computed by using a multiple of earnings, book value or any similar item which may have been used in arriving at the Purchase or which may be reflective of the Purchase Price.

     10.5 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:
          (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

          (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

          (c) Purchaser's failure to pay, honor, discharge and perform when due any of the Assumed Liabilities; or

          (d) acts or omissions of Purchaser after the Closing Date including, without limitation, Purchaser's operation of the Business after the Closing Date (including, without limitation, in reliance on Seller's conduct of the Business prior to Closing).

          (e)  any obligation of Seller under any Bond.

          (f) the non-assignability or non-transferability of any Purchased Asset or Assumed Liability including, without limitation, resulting from, arising out of, or in connection with the assignment or transfer thereof by Seller (if Seller did in fact so assign or transfer such Purchased Asset or Assumed Liability) or the non-assignment or non-transfer thereof by Seller (if Seller did not assign or transfer such Purchased Asset or Assumed Liability) or the failure to obtain any consent, or satisfy conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the assignment or transfer of any of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser and further including, without limitation (and also without limiting the generality of anything elsewhere herein contained), resulting from, arising out of, or in connection with, the entry into, or performance by Seller of, any cooperative efforts or arrangements pursuant to Section 8.7.

     10.6 Cooperation. Subject to the provisions of Section 10.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.
     10.7  Third Party Claims.  Except as otherwise provided in
Section 10.8 and expressly subject to the procedures and limitations set forth in Section 8.6(a), forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth in writing and with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying in writing the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:
          (a) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by the Indemnifying Party; or

          (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 10.7, the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (i) its indemnification obligations as provided in this Article X and (ii) that it will defend said Third Party Claim;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate and settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim (except in connection with a settlement thereof in accordance with the terms hereof). So long as the Indemnifying Party has not lost its right to defend, contest, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and with the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this
Article X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept or assume the defense of a Third Party Claim pursuant to this Section 10.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 10.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.
     10.8 Environmental Indemnities. As a condition to any indemnification obligation hereunder with respect to a breach of any of the representations and warranties contained in Section 4.3(s) (an "Environmental Claim"), Purchaser Indemnitee shall, with respect to each potential or actual Environmental Claim, give written notice to Seller (setting forth in reasonable detail the basis for such an Environmental Claim) promptly following Purchaser Indemnitee's knowledge of the occurrence of any event or the existence of any condition or alleged state of facts in respect thereof and:
          (a) Purchaser Indemnitee shall promptly deliver to Seller copies of all (draft and final) reports, studies, investigations, surveys, test data, assessments, cost estimates and all other information and documentation available to it relating to or supporting such potential or actual Environmental Claim;

          (b) Purchaser Indemnitee shall permit representatives of Seller (including advisors and consultants) to visit, from time to time, and inspect, from time to time, any of the properties and operations, if any, to which a potential or actual Environmental Claim relates, and to enter on such properties for the purpose of conducting such tests, inspections, or other investigations, all as Seller may reasonably desire with respect to such potential or actual Environmental Claim, all during normal business hours and at Seller's expense;

          (c) Purchaser Indemnitee shall obtain Seller's written consent (such consent not to be unreasonably withheld) prior to undertaking or arranging to undertake any test, inspection or investigation or retaining any consultant relating to a potential or actual Environmental Claim;

          (d)  unless required to do so by applicable
     Environmental Law, no Purchaser Indemnitee shall give notice to any governmental authority of any event or of the existence of any condition or alleged state of facts that may give rise to a potential or actual Environmental Claim without the prior written consent of Seller, which consent shall not unreasonably be withheld; if the Purchaser Indemnitee (or representative or advisor thereof) shall have any discussion or other communication with, to, or from any governmental authority relating to such potential or actual Environmental Claim, Purchaser Indemnitee shall provide reasonable prior written notice to Seller, and Seller shall be entitled to participate in all such discussions and communications;

          (e) Purchaser Indemnitee shall cause to be furnished to Seller drafts of any and all proposed remediation or corrective action plans with respect to any potential or actual Environmental Claims not less than twenty business days prior to the date on which such plans are submitted to any applicable governmental authorities or otherwise implemented, and Purchaser Indemnitee shall adopt all changes or modifications to such plans as may be proposed by Seller or its representatives (except to the extent that any such changes or modifications would be inconsistent with existing law);

          (f) except in the case of an emergency involving a significant threat to public health or the environment, Purchaser Indemnitee shall not undertake any remedial or corrective action in respect of any potential or actual Environmental Claim without the prior written consent of Seller, which consent shall not unreasonably be withheld.

     10.9 Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article X shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof, including, without limitation with respect to any Environmental Claim. The only legal action which may be asserted by any party hereto (or a Purchaser Indemnitee or Seller Indemnitee not a party hereto) against any other party hereto with respect to any matter which is the subject of this Article X (including, without limitation, with respect to each of the failure to discharge any Excluded Liability and any Environmental Claim) shall be a contract action to enforce, or to recover damages for the breach of, this Article X. Without limiting the generality of the preceding sentence, no legal action sounding in contribution, tort or strict liability may be maintained by any party hereto (or a Purchaser Indemnitee or Seller Indemnitee not a party hereto) against any other party hereto with respect to any matter that is the subject of this Article X (including, without limitation, with respect to each of the failure to discharge any Excluded Liability and any Environmental Claim), including legal action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state or local law, regulation or ordinance or any similar rules of law embodied in the common law. Nothing herein contained shall limit the rights of a party hereto under Section
8.9 or 11.4(c) hereof to seek and obtain injunctive relief. In addition, nothing herein contained shall limit Seller's right (although it shall not have any obligation) to pursue (whether separately, simultaneously or in seriatim) recovery under one or more of the insurance policies maintained by Purchaser pursuant to Section 8.6 hereof, Seller's own insurance policies or this
Article X. The pursuit of one or more of such remedies by Seller shall not be deemed to be a waiver of the right to pursue any other such remedy.

                           ARTICLE XI
                Effect of Termination/Proceeding
     11.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XI.
     11.2 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with
Section 12.3:
          (a) by the mutual written consent of Purchaser and Seller; or

          (b) by either of the parties hereto if the Closing shall not have occurred at or before 11:59 p.m. (prevailing Chicago time) on June 17, 1994; provided, however, that the right to terminate this Agreement under this Section 11.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the aforesaid time.

     11.3 Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 11.2, then the Confidentiality Agreement shall remain in full force and effect (including, without limitation, with respect to copies of this Agreement) notwithstanding any provision to the contrary contained therein with respect to the execution of a definitive purchase agreement. This Section 11.3 shall survive any termination of this Agreement.
     11.4 Remedies. Notwithstanding any termination right granted in Section 11.2, in the event of the nonfulfillment of any condition to a party's closing obligations, such party may, in the alternative, elect to do one of the following:
          (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of each breach of representation, warranty and covenant and of such party's rights and remedies with respect thereto to the extent that such party shall have knowledge of such breach and the Closing shall nonetheless occur;

          (b) decline to close, terminate this Agreement as provided in Section 11.2, and thereafter seek damages to the extent permitted in Section 11.5; or

          (c) seek specific performance of the obligations of the other party (each party hereby agreeing that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced).

     11.5 Right to Damages. If this Agreement is terminated pursuant to Section 11.2, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, in which event termination pursuant to Section 11.2 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

                           ARTICLE XII
                          Miscellaneous
     12.1 Limitation of Seller's Best Efforts. For purposes of this Agreement, when an obligation is imposed upon Seller to use its "best efforts" and/or "best efforts to cause", or words of similar import are used with respect to Seller, neither Seller nor any of its Affiliates shall be required to pay or transfer any money, property or other thing of value to any other party except nominal and routine charges for filing or recording fees, and courier and other communication services.
     12.2 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser (and, in any event, Seller and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Except as otherwise required by law or applicable stock exchange rules or as expressly permitted by Seller, no such press releases or other publicity shall state the name of the controlling shareholder of Seller or the amount of the Purchase Price.
     12.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail (return receipt requested). Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail (return receipt requested), on or before two
(2) business days after its delivery by facsimile. All notices shall be addressed as follows:
               If to Seller
               Addressed to

               c/o
               Northbrook Management Company
               555 Skokie Boulevard, Suite 366
               Northbrook, IL  60062
               Attention: Charles L. Barancik
               Telecopier: (708) 480-9393


               with a copy to

               Altheimer & Gray
               10 South Wacker Drive
               Suite 4000
               Chicago, Illinois  60606
               Attention: Myron Lieberman, Esq.
               Telecopier:  (312) 715-4800

               If to Purchaser
               Addressed to

               Federal Signal Corporation
               1415 West 22nd Street
               Oak Brook, Illinois  60521
               Attention: President
               Telecopier:  (708) 954-2041

               with a copy to

               Federal Signal Corporation
               1415 West 22nd Street
               Oak brook, Illinois
               Attention: General Counsel
               Telecopier: (708) 954-2041

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.5.
     12.4 Expenses. Except as set forth in Article X and except as otherwise expressly stated herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses.
     12.5 Entire Agreement. This Agreement and the Purchaser's Ancillary Documents and the Seller's Ancillary Documents (the Purchaser's Ancillary Documents and the Seller's Ancillary Documents together being referred to herein as the "Ancillary Agreements") and the Confidentiality Agreement constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement and the Ancillary Agreements. Any matter which is disclosed in any portion of the Disclosure
Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement and the Ancillary Agreements. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and the Ancillary Agreements. The parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Agreements, and any and all prior representations or warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Agreements, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement and the Ancillary Agreements. Purchaser acknowledges that it has conducted an independent investigation of the Business and Seller's business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Agreements, and in entering into this Agreement and the Ancillary Agreements has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement and in the Seller's Ancillary Documents delivered by Seller pursuant to the provisions of this Agreement.
     12.6 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as otherwise expressly provided in Section 11.4, no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
     12.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
     12.8 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
     12.9 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.
     12.10 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.
     12.11 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.
     12.12 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.
     12.13 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
     12.14 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.
     12.15 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.
     12.16 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois. Seller and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within the City of Chicago, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 12.5, and service so made shall be deemed to be completed when received. Seller and Purchaser each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right to serve legal process in any other manner permitted by law.
     12.17 Definitions. The following terms are defined in the following sections of this Agreement:

     Defined Term                       Where Found

Accounts Receivable                      1.2(e)
Affiliate                                4.2(f)
Ancillary Agreements                    12.5
Assumed Liabilities                      2.1
Bonds                                    5.3(c)
Business                                Recitals
Charleston Plant                         1.2(c)
Closing                                  3.3
Closing Date                             3.3
Code                                     1.3(h)
Collective Bargaining Agreements         1.2(g)
Confidentiality Agreement                5.3(a)
Control                                  4.2(f)
Damages                                 10.2(a)
Des Plaines Office                       1.2(c)
Disclosure Schedule                      4.1
Employee                                 9.1
Employees                                9.1
Environmental Claim                     10.8
Environmental Laws                       4.3(s)
Environmental Permits                    4.3(s)
Equipment                                1.2(b)
ERISA                                    4.3(o)(ii)
ERISA Affiliate                          4.3(o)(iii)
Excluded Assets                          1.3
Excluded Liabilities                     2.1
Financial Statements                     4.3(f)
GAAP                                     4.3(f)
Hart-Scott-Rodino Act                    4.2(c)
Indemnified Party                       10.2(b)
Indemnifying Party                      10.2(c)
Intellectual Property                    4.3(v)
Interim Financial Statements             4.3(g)
Inventory                                1.2(a)
IRPTA                                    5.2(f)
Material Adverse Effect                  4.3(b)
Material Consents                        5.2(b)
Mattoon Plant                            1.2(c)
NMC Contract                             1.3(c)
PBGC                                     4.3(o)(iii)
Permits                                  4.3(n)
Permitted Liens                          4.3(i)
Potential Pre-Closing
 Third-Party Obligation                  8.6(c)
Purchase Price                           3.1
Purchased Assets                         1.1
Purchaser                               Preamble
Purchaser Indemnitees                   10.3
Purchaser's Ancillary Documents          4.2(b)
Real Estate                              1.2(d)
Seller                                  Preamble
Seller's Ancillary Documents             4.3(c)
Seller's Workers Compensation
  Policies                               9.2(c)
Third Party Claims                      10.2(d)
Trademarks                               4.3(v)
Welfare Plans                            4.3(o)(ii)




IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              SELLER:

                              JUSTRITE MANUFACTURING COMPANY

                              By:Charles L. Barancik
                                 Its: President

                              Attested:Deborah K. Hansow
                                       Its: Secretary


                              PURCHASER:

                              FEDERAL SIGNAL CORPORATION

                              By:Kim A. Wehrenberg
                                 Its: Vice President

                              Attested:Mary Ellen Penicook
                                       Its: [Assistant] Secretary